Execution Version

SECOND AMENDED AND RESTATED

MASTER ADVISORY FEE WAIVER AGREEMENT

This SECOND AMENDED AND RESTATED MASTER ADVISORY FEE WAIVER AGREEMENT (“Agreement”) is dated as of September 29, 2025, by and between VALIC COMPANY I (the “Company”), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a “Fund” and collectively, the “Funds”), severally and not jointly, and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (the “Adviser”).

WITNESSETH:

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company, and is organized as a Maryland corporation, and each Fund is a series of the Company; and

WHEREAS, the Adviser and the Company are parties to that certain Investment Advisory Agreement, dated January 13, 2025 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to each Fund; and

WHEREAS, the Company, on behalf of each Fund, pays the Adviser as compensation for services provided to the Funds, an advisory fee at the annual rate set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Company and the Adviser entered into a Master Advisory Fee Wavier Agreement dated January 13, 2025, pursuant to which the Adviser agreed to waive a portion of its Advisory Fee with respect to certain Funds (the “Fee Waiver”); and

WHEREAS, at a meeting held on January 22-23, 2025, the Board of Directors of the Company approved an amendment to the Fee Waiver with respect to the International Socially Responsible Fund, effective April 30, 2025, and the prior the Fee Waiver was equal to 0.450% on the first $500 million of the Fund’s average daily net assets, 0.425% on the next $500 million of the Fund’s average daily net assets, and 0.400% on assets over $1 billion; and

WHEREAS, at a meeting held on January 22-23, 2025, the Board of Directors of the Company approved a new Fee Waiver with respect to the U.S. Socially Responsible Fund effective April 30, 2025; and

WHEREAS, at a meeting held on April 22-23, 2025, the Board of Directors of the Company approved an amendment to the Fee Waiver with respect to Large Cap Core Fund (f/k/a Large Capital Growth Fund), effective September 29, 2025, and the prior Fee Waiver was equal to 0.59% on the first $750 million and 0.54% on assets over $750 million; and

WHEREAS, at a meeting held on August 5-6, 2025, the Boad of Directors of the Company approved a Fee Waiver with respect to the International Equities Index Fund, Small Cap Special Values Fund effective September 29, 2025; and

WHEREAS, at a meeting held on August 5-6, 2025, the Boad of Directors of the Company approved an amendment to the Fee Waiver with respect to Mid Cap Index Fund, effective September 29, 2025, and the prior Fee Waiver was equal to 0.34% on the first $500 million, 0.24% on the next $2.5 billion, 0.19% on the next $2.0 billion and 0.14% on assets over $5.0 billion; and

WHEREAS, at a meeting held on August 5-6, 2025, the Boad of Directors of the Company approved an amendment to the Fee Waiver with respect to International Government Bond Fund, effective September 29, 2025, and the prior Fee Waiver was equal to 0.48% on the first $250 million, 0.43% on the next $250 million, 0.38% on the next $500 million and 0.33% on assets over $1 billion; and

WHEREAS, at a meeting held on August 5-6, 2025, the Boad of Directors of the Company approved an amendment to the Fee Waiver with respect to Inflation Protected Fund, effective September 29, 2025, and the prior Fee Waiver was equal to 0.47% on the first $250 million, 0.42% on the next $250 million and 0.37% on assets over $500 million; and

WHEREAS, at a meeting held on August 5-6, 2025, the Boad of Directors of the Company approved an amendment to the Fee Waiver with respect to Government Securities Fund, effective September 29, 2025, and the prior Fee Waiver was equal to 0.42% on the first $250 million, 0.37% on the next $250 million, 0.32% on the next $500 million and 0.27% on assets over $1 billion; and

WHEREAS, the charter of the Company was amended to change the name of the Aggressive Growth Lifestyle Fund, Conservative Growth Lifestyle Fund and Moderate Growth Lifestyle Fund, each a series of the Company’s common stock, par value $0.0001 per share, effective September 29, 2025, to Aggressive Allocation Lifestyle Fund, Conservative Allocation Lifestyle Fund and Moderate Allocation Lifestyle Fund, respectively; and

WHEREAS, the Company, on behalf of each Fund, and the Adviser, therefore, wish to amend and restate the Agreement to effect the Fee Waiver for each Fund on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive a portion of its Advisory Fee under the Advisory Agreement with respect to each Fund so that the Advisory Fee payable by the Fund is equal to the rate set forth in Schedule A attached hereto.

2.

Term; Termination. The term of the Fee Waiver with respect to a Fund shall begin on the effective date hereof of this Agreement (or on the date on which a Fund is added to Schedule A, if later, pursuant to Section 4) and shall continue in effect until the close of business on the date set forth on Schedule A (or such other date as agreed to in writing between the Adviser and the Company) (“Term”) unless the Fee Waiver is earlier terminated with respect to such Fund by the Board of Directors of the Company (the “Board”), including a majority of the independent directors. Independent directors are directors who are not deemed to be “interested persons” of the Company, as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended.

The Term of the Fee Waiver with respect to a Fund may be continued from year to year thereafter provided each such continuance is agreed to by the Adviser. Upon termination of the Advisory Agreement with respect to a Fund, this Agreement shall automatically terminate with respect to such Fund.

3.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

4.

Amendments. This Agreement may be amended by mutual consent of the parties hereto in writing. Schedule A to this Agreement may be amended from time to time to reflect the termination and/or modification of any Fee Waiver with respect to a Fund or class thereof or the addition of a Fund. With respect to any Fund that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective with respect to such Fund on the date Schedule A is amended to reflect the addition of the Fund under this Agreement, subject to obtaining the requisite approval from the Board.

5.

Headings. The headings in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6.	Entire Agreement. This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Funds covered by this Agreement.

7.

Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to the Company: VALIC Company I 2919 Allen Parkway Houston, TX 77019 Attention: General Counsel	With a copy to: The Variable Annuity Life Insurance Company 2929 Allen Parkway Houston, TX 77019 Attention: General Counsel

If to the Adviser: The Variable Annuity Life Insurance Company 2929 Allen Parkway Houston, TX 77019 Attention: General Counsel

8.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Kevin J. Adamson
Name:	Kevin J. Adamson
Title:	Authorized Signer

VALIC COMPANY I, on behalf of its series listed on Schedule A

By:	/s/ Gregory R. Kingston
Name:	Gregory R. Kingston
Title:	Treasurer

Schedule A

Master Advisory Fee Waiver Agreement

(Dated as of September 29, 2025)

Fund Name	Advisory Fee Payable (based on average daily net assets)	Expiration Date
Aggressive Allocation Lifestyle Fund	[omitted]	September 30, 2026
Asset Allocation Fund	[omitted]	September 30, 2026
Conservative Allocation Lifestyle Fund	[omitted]	September 30, 2026
Core Bond Fund	[omitted]	September 30, 2026
Dividend Value Fund	[omitted]	September 30, 2026
Global Real Estate Fund	[omitted]	September 30, 2026
Global Strategy Fund	[omitted]	September 30, 2026
Government Securities Fund	[omitted]	September 30, 2026
Growth Fund	[omitted]	September 30, 2026
Inflation Protection Fund	[omitted]	September 30, 2026
International Equities Index Fund	[omitted]	September 30, 2026
International Government Bond Fund	[omitted]	September 30, 2026
International Growth Fund	[omitted]	September 30, 2026
International Opportunities Fund	[omitted]	September 30, 2026
International Socially Responsible Fund	[omitted]	September 30, 2026
International Value Fund	[omitted]	September 30, 2026
Large Cap Core Fund	[omitted]	September 30, 2026
Mid Cap Index Fund	[omitted]	September 30, 2026
Moderate Allocation Lifestyle Fund	[omitted]	September 30, 2026
NASDAQ-100® Index Fund	[omitted]	September 30, 2026
Science & Technology Fund	[omitted]	September 30, 2026
Small Cap Growth Fund	[omitted]	September 30, 2026
Small Cap Index Fund	[omitted]	September 30, 2026
Small Cap Special Values Fund	[omitted]	September 30, 2026
Stock Index Fund	[omitted]	September 30, 2026
Systematic Core Fund	[omitted]	September 30, 2026

Fund Name	Advisory Fee Payable (based on average daily net assets)	Expiration Date
Systematic Growth Fund	[omitted]	September 30, 2026
Systematic Value Fund	[omitted]	September 30, 2026
U.S. Socially Responsible Fund	[omitted]	September 30, 2026